UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 20, 2006

U.S. WIRELESS DATA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-22848	84-1178691
(Commission File Number)	(IRS Employer Identification No.)

2121 Avenue of the Stars, Suite 1650, Los Angeles, CA	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 601-2500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 20, 2006, U.S. Wireless Data, Inc., a Delaware corporation (the “Company”), provided a bridge loan of $300,000 to StarVox Communications, Inc. (“StarVox”). The loan has a term of 120 days. The loan provides for an interest rate of 10% per annum and is secured by a lien on all of the assets of StarVox.

ITEM 8.01 OTHER EVENTS

On April 26, 2006, the Company issued a press release announcing that it has executed a letter of intent which sets forth the preliminary terms and conditions of a proposed merger transaction between the Company and StarVox. In connection with the merger, the shareholders of StarVox will exchange their shares of capital stock in StarVox for capital stock of the Company. The number of shares of USWI stock to be received by the shareholders of StarVox will be dependent upon certain events and conditions at the time of closing.

The closing of the transaction is subject to certain conditions, including execution of a definitive merger agreement and the completion of due diligence. There can be no assurance that the merger will be consummated or, if consummated, that it will be consummated on the terms set forth in the letter of intent.

The press release announcing the execution of the letter of intent is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits.

10.1	$300,000 Senior Secured Promissory Note of StarVox Communications, Inc.

99.1	Press Release dated April 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. WIRELESS DATA, INC.

Date: April 26, 2006	By:	/s/ Robert Ellin
Robert Ellin
Chief Executive Officer